EXHIBIT 16.1
April 13, 2007

United States Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE: PubliCARD, Inc.
       Commission File No.: 001-03315

Dear Sirs/Madams:

We have read Item 4.01 of PubliCARD, Inc. and Subsidaries’s Form 8-K/A dated April 13, 2007, and have the following comments:

1.	We agree with the statements made in paragraphs one, two, three and four of Item 4.01.

2.	We have no basis on which to agree or disagree with the statements made in paragraph five of Item 4.01.

Yours truly,

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE, LLP